Exhibit 99.2

Exhibit 99.2 Unaudited Pro Forma Condensed Consolidated Balance Sheet as at December 31, 2014

The following unaudited pro forma consolidated balance sheet gives effect to the sale of our ChemFree Corporation subsidiary in accordance with Article 8 of Regulation S-X and is based upon currently available information and certain assumptions management considered reasonable under the circumstances. Based on the carrying value of the assets and liabilities involved in the ChemFree sale on the closing date and the estimated costs and expenses incurred in connection with the sale, the Company anticipates that it will record a gain, net of taxes, of $19,054,000 on the ChemFree sale.

The unaudited pro forma consolidated balance sheet assumes the ChemFree sale occurred on December 31, 2014. Such pro forma information is based on the consolidated historical audited balance sheet data of the Company and ChemFree as of December 31, 2014. The unaudited pro forma balance sheet is not necessarily indicative of the results that would have been reported had the ChemFree sale actually occurred on that date, nor is it necessarily indicative of the Company’s future financial position. The unaudited pro forma financial statements provided herein do not include any amounts related to potential post-closing adjustments for working capital adjustments or other claims that may be asserted during the escrow period since such amounts, if any, are not determinable at this time.

INTELLIGENT SYSTEMS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(in thousands)

		Divestiture
As of December 31, 2014	As Reported	Adjustments		Pro forma
ASSETS
Current assets:
Cash	$2,624	$18,222	a	$20,846
Marketable securities	463	--		463
Escrow restricted cash, current	--	1,100	a	1,100
Accounts receivable, net	1,777	(1,276)	b	501
Inventories, net	1,042	(1,042)	b	--
Other current assets	509	(172)	b	337
Total current assets	6,415	16,832		23,247
Investments	1,605	--		1,605
Property and equipment, at cost less accumulated depreciation	1,069	(488)	b	581
Patents, net	19	(19)	b	--
Escrow restricted cash, net of current portion	--	2,200	a	2,200
Other long-term assets	97	(16)	b	81
Total assets	$9,205	$18,509		$27,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$280	$(190)	b	$90
Deferred revenue, current portion	636	(26)	b	610
Accrued payroll	734	(152)	b	582
Accrued expenses	282	(258)	b	24
Accrued transaction expenses	--	106	c	106
Other current liabilities	274	187	d	461
Total current liabilities	2,206	(333)		1,873
Deferred revenue, net of current portion	191	--		191
Other long-term liabilities	230	(212)	b	18
Intelligent Systems Corporation stockholders’ equity:
Common stock, $0.01 par value	90	--		90
Additional paid-in capital	21,537	--		21,537
Accumulated other comprehensive loss	(110)	--		(110)
Accumulated earnings (deficit)	(12,750)	19,054	e	6,304
Total Intelligent Systems Corporation stockholders’ equity	8,767	19,054		27,821
Noncontrolling interest	(2,189)	--		(2,189)
Total stockholders’ equity	6,578			25,031
Total liabilities and stockholders’ equity	$9,205	$18,509		$27,714

The accompanying notes are an integral part of the consolidated balance sheets.

Notes to Unaudited Pro Forma Balance Sheet

1. Basis of Presentation: The historical financial information for the Company as of December 31, 2014 presented herein has been derived from the audited consolidated financial statements included in the Company’s Form 10-K/A for the year ended December 31, 2014.

The unaudited pro forma consolidated balance sheet is based on and should be read in conjunction with, and are qualified in their entirety by, the historical audited consolidated financial statements and notes thereto of the Company.

2. Divestiture Adjustments:

a.

To record proceeds received in the ChemFree sale consisting of $18,222,000 cash and $3,300,000 escrow restricted cash, of which $1,100,000 is classified as current and $2,200,000 is classified as non-current. Such amounts are subject to certain post-closing adjustments which are not estimable at this time.

b.	To remove assets and liabilities of ChemFree that are no longer consolidated after the sale.
c.

To record actual and accrued transaction related expenses consisting of legal, accounting and other anticipated expenses aggregating approximately $106,000. Such amounts are based on management’s current information and reasonable judgment. Actual expenses could be more or less than estimated.

d.	To accrue for estimated taxes on the gain on sale, net of utilization of operating and capital loss carryforwards.
e.

To record the pro forma gain on the ChemFree sale. Actual gain on the sale may differ from the pro forma gain shown due to differences in the carrying values of the assets and liabilities at December 31, 2014 compared to the carrying values on the actual transaction date and the effect of any post-closing adjustments.